UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2012

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 434-3131

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on August 22, 2012 Pierre-Marie De Leener, Executive Vice President of PPG Industries, Inc. (the “Company”), informed the Company of his intention to leave the Company, effective October 31, 2012.

In connection with his departure, the Company and Mr. De Leener entered into a Separation Agreement that provides Mr. De Leener with a lump-sum separation payment of $770,000 and continued vesting of 62,491 previously awarded stock options, 27,746 previously awarded restricted stock units (“RSUs”) and 8,834 previously awarded total shareholder return contingent shares (“TSRs”), each in accordance with their terms as though he remained in the Company’s employ through the vesting dates of such awards. The Company has agreed to reimburse Mr. De Leener for certain required tax payments and to provide him with specified tax preparation and tax consulting services.

Also as previously announced, effective September 1, 2012, Michael H. McGarry was appointed Executive Vice President of the Company. Mr. McGarry will assume leadership responsibility for the Company’s global aerospace products and automotive refinish businesses as well as the Asia Pacific region and global information technology function. These responsibilities are in addition to his current role as leader of the Company’s commodity chemicals business and the environment, health and safety function.

In connection with his appointment and change in corporate responsibilities, effective September 1, 2012, Mr. McGarry’s monthly salary will be increased to $41,667, and he will be eligible for a prorated target cash bonus under the Company’s Incentive Compensation Plan of $450,000. In September 2012, Mr. McGarry will receive a grant of 5,958 stock options, 1,287 RSUs and 1,186 TSRs pursuant to the Company’s Omnibus Incentive Plan.

In connection with the foregoing, the Company issued a press release announcing Mr. De Leener’s resignation and the appointment of Mr. McGarry and certain other executives. A copy of the Company’s press release is attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Press release dated August 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: August 27, 2012	/s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer